EXHIBIT 5.1

To			frankfurt am main
Infineon Technologies AG			Bockenheimer Anlage 44
Am Campeon 1-12			60322 Frankfurt am Main
D-85579 Neubiberg	T	+	49 69 27 30 80
Federal Republic of Germany	Direct T		49 69 27 30 8 454
	E	+	rick.aerssen@freshfields.com
	W	+	freshfieldsbruckhausderinger.com

	doc id		DAC5561568/1
	our ref		120807-0029
your ref
16 July 2009
INFINEON TECHNOLOGIES AG
Secondary Offering
Ladies and Gentlemen:
We are acting as German legal advisers to Infineon Technologies AG, Neubiberg, Germany (the Company) as to matters of German law in connection with registration under the U.S. Securities Act of 1933, as amended (the Securities Act) and the rules and regulations promulgated thereunder (the Rules) of up to 337,000,000 newly issued ordinary registered shares of the Company with no par value and a pro rata amount of the share capital attributable to each ordinary registered share of Euro 2.00 with full dividend entitlement as of the fiscal year beginning 1 October 2008 (the New Shares).
This opinion is being furnished in connection with the registration statement (as amended through the date hereof, the Registration Statement) on Form F-3 filed by the Company with the Securities and Exchange Commission (the Commission) on 16 July 2009 pursuant to the Securities Act of 1933, as amended (the Securities Act), and the rules and regulations promulgated thereunder (the Rules).
Documents Reviewed
1.	For the purpose of rendering this legal opinion, we have examined the following documents (together, the Opinion Documents):
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(a)	the Registration Statement;

(b)	a copy of an electronic excerpt from the commercial register at the Local Court in Munich (Amtsgericht) (the Commercial Register) relating to the Company dated 14 July 2009 (the Register Excerpt);

(c)	a copy of the Company’s articles of association (Satzung) dated 12 February 2009 (certified as being up-to-date by (i) the notary Dr. Tilman Götte on 1 April 2009 and (ii) a representative of the company’s legal department on 14 July 2009) (the Articles);

(d)	copies of (i) the resolution and (ii) the minutes of the annual general meetings (ordentliche Hauptversammlung) of the Company held on 15 February 2007 and 12 February 2009, respectively, in order to resolve on the authorized capitals (genehmigte Kapitalia) underlying the capital increase represented by the New Shares;

(e)	copies of (i) the resolution of the Company’s management board (Vorstand) relating to the setting of the offer price (Bezugspreis), the offer ratio (Bezugsverhältnis) and the up to number of New Shares dated 9 July 2009, and (ii) the resolution of the Company’s supervisory board (Aufsichtsrat) relating to the approval of the offer price, the offer ratio and the up to number of New Shares dated 9 July 2009, (these resolutions together with the resolutions referred to in foregoing (d) together the Resolutions);

(f)	a draft of the global share certificate (Globalurkunde) evidencing the New Shares to be dated 6 August 2009;

(g)	a draft of the registration application (Handelsregisteranmeldung) relating to the New Shares (including the relevant annexes) dated 5 August 2009; and

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(h)	any such other documents, declarations, certificates and other papers as we have deemed necessary or appropriate as a basis for the opinions expressed herein.
Assumptions
2.	In considering the Opinion Documents and rendering this opinion we have assumed without further inquiry:
(a)	the conformity of all copies of documents supplied to us with the relevant originals and the authenticity and completeness of all documents submitted to us whether as originals or as copies;

(b)	that all signatures on Opinion Documents are genuine signatures of those individuals from whom they purport to stem;

(c)	that Opinion Documents examined by us in draft form have been or, as the case may be, will be executed in the form of the draft examined by us;

(d)	that none of the Opinion Documents has been revoked, rescinded, repealed, terminated (whether as a whole or in part), amended or supplemented;

(e)	that the Register Excerpts and Articles are accurate and complete as of their date and that no changes to the facts related therein have occurred between the date such Register Excerpt was issued and the date of the Articles, respectively, and the date hereof;

(f)	that nothing in this opinion is affected by the provisions of any law or regulation other than the laws of Germany or by any documents other than the Opinion Documents;

(g)	the correctness and completeness of all factual matters expressed in the Opinion Documents;

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(h)	that none of the Resolutions is affected by any factual circumstance not apparent from the Opinion Documents; and

(i)	that all individuals who have executed or, in case of the Resolutions, passed and delivered on behalf of the parties thereto any of the Opinion Documents have and had at all relevant times (i) full legal capacity (Geschäftsfähigkeit) and (ii) power to validly represent (Vertretungsmacht) the respective parties (other than the Company), in executing and delivering the Opinion Documents.
Laws Considered
3.	The undersigned is admitted to the bar in Frankfurt, Germany, and licensed as an attorney in Germany. This opinion is limited to matters of German law as presently in effect (including the law of the European Union to the extent it is applicable in Germany and as applied and interpreted by German courts). We have not investigated and do not express or imply any opinion with respect to the laws of any other jurisdiction.
Opinion Statements
4.	Based upon and subject to the foregoing and the qualifications set out below, we are of the opinion that:
(a)	The Company is a stock corporation (Aktiengesellschaft) duly established and validly existing under the laws of Germany, registered with the Commercial Register at the Local Court in Munich.

(b)	The New Shares, when issued, delivered and sold as contemplated by the Registration Statement, will have been duly authorized by all necessary corporate action and will have been validly issued, fully paid and non-assessable.

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In this opinion, concepts of German law are addressed in the English language and not in the original German terms, which may differ in their exact legal meaning. This opinion may only be relied upon under the express condition that this opinion and any issues of interpretation arising hereunder are exclusively governed by German law.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Validity of Securities.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.
Very truly yours,
/s/ Rick van Aerssen

Freshfields Bruckhaus Deringer LLP
Rick van Aerssen